EXHIBIT 99

Everett Tackett, APR Public Relations ON Semiconductor (602) 244-4534 everett.tackett@onsemi.com	Ken Rizvi Investor Relations ON Semiconductor (602) 244-3437 ken.rizvi@onsemi.com

ON Semiconductor Resets the Bar for the Third Quarter of 2004

PHOENIX, Ariz. – Sept. 13, 2004 – During its July 28, 2004 conference call and in its second quarter earnings release, ON Semiconductor provided guidance that it expected its third quarter 2004 revenues to be up 2 to 5 percent and gross margin to be up 50 to 100 basis points as compared to the second quarter of 2004. The company’s revenues for the second quarter of 2004 were $333.5 million and gross margin was 33.7 percent. Based upon weaker than anticipated end-market demand and sell-thru revenue by distributors, ON Semiconductor now expects that revenues for the third quarter of 2004 will decline by approximately 6 percent and that gross margins will decline by approximately 150 basis points as compared to the second quarter of 2004 mainly due to lower manufacturing efficiencies.

About ON Semiconductor

ON Semiconductor (NASDAQ: ONNN) offers an extensive portfolio of power and data management semiconductors and standard semiconductor components that address the design needs of today’s sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, such information on the website is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to third quarter 2004 revenues and gross margins. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are described in our Form 10-K for the year ended December 31, 2003 under the caption “Trends, Risks and Uncertainties” in the MD&A section, and other factors are described from time to time in our subsequent SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

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